THRUST ENERGY CORP.

Contact:  Thomas Mills                                     FOR IMMEDIATE RELEASE
Tel: 647.456.9521
E-mail:  thrustenergy@novuscom.net

    THRUST ENERGY CORPORATION ACQUIRES WORKING INTEREST IN ALBERTA GAS WELLS

TORONTO, ON-November 26, 2009 - Thrust Energy Corp. ("Thrust") (OTCBB:TEGC.OB), is pleased to announce that it has acquired its first working interest in Alberta. The project includes six natural gas wells that are estimated to produce approximately 940 mcf/day of natural gas. Thrust's working interest would initially be 4.9% and is expected to provide $46,000 in annual income based on current spot prices. Thrust has the right to increase its working interest in the project to 66%, resulting in annual income of $625,000 at current spot prices. The project is estimated to contain 4.3 Bcf of recoverable natural gas reserves.

"Given current oil and gas prices we believe that this working interest will provide Thrust Energy with a solid revenue stream that will position the company for further investment," said Thomas Mills, President of Thrust. "We have a number of other acquisition targets and are currently in negotiations for them."

ABOUT  THRUST  ENERGY  CORP.

Thrust Energy is an oil and gas acquisition and production company focusing on developing oil resources in North America.

SAFE  HARBOR  STATEMENT

This press release contains statements that may constitute forward-looking statements, including Thrust's ability to successfully acquire oil and gas properties and drill commercial wells. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Thrust undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

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